March 27, 1998





PRIVATE AND CONFIDENTIAL

UNR Asbestos-Disease Claims Trust
c/o Meadowcraft Associates
9 Burr Road
Westport, CT  06880-4222

Attention: Mr. Jack Laeri
           Trustee Chairman

Dear Mr. Laeri:

          This letter agreement (the "Agreement") confirms our understanding that UNR Asbestos-Disease Claims Trust (the "Trust") has engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its exclusive financial advisor for a period of twelve (12) months, commencing upon your acceptance of this Agreement, with respect to the sale, in one or a series of transactions, of all or a portion of the shares of common stock, $.01 par value per share (the "Shares") of Rohn Industries, Inc. (the "Company") owned by the Trust, whether pursuant to a stock sale, with or without other current stockholders of the Company, or pursuant to a merger or consolidation of the Company with a third party (each "Transaction").

          As discussed, we propose to undertake certain services on your behalf, to the extent requested by you, which shall consist of the following: (i) assisting you in preparing an offering memorandum describing the Company, its operations, its historical performance and its future prospects; (ii) identifying and contacting selected qualified acquirors acceptable to you; (iii) arranging for potential acquirors to conduct business investigations; and (iv) negotiating the financial aspects of any proposed Transaction under your guidance. In addition, if requested, we will deliver an opinion to the Board of Trustees of the Trust as to the fairness from a financial point of view of the consideration to be received by the Trust in any proposed Transaction. The scope, form and substance of any such opinion shall be such as DLJ considers appropriate and, in the case of a stock-for-stock merger, may be an opinion as to the fairness from a financial point of view of the ratio to be applied for the exchange of common shares in the merger.

          As compensation for the services to be provided by DLJ hereunder, the Trust agrees (i) to pay to DLJ (a) a retainer fee of $150,000, payable promptly upon execution of this Agreement, (b) a fee of $500,000 at the time DLJ notifies the Board of Trustees of the Trust that it is prepared to deliver DLJ's opinion referred to in the preceding paragraph, irrespective of the conclusion reached therein, and an additional fee of $100,00 for each update of a prior opinion delivered by DLJ with respect to a Transaction, and (c) one percent (1.00%) of the aggregate amount of consideration received by the Trust (less the aggregate amount paid pursuant to classes (i)(a) and (b) above) and (ii) upon request by DLJ from time to time, to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement hereunder, whether or not a Transaction is consummated. As DLJ will be acting on your behalf, the Trust agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof. Notwithstanding the foregoing two sentences, it is understood and agreed by DLJ that if there has been a Company Transaction Approval (as defined below) (i) the Trust shall not be obligated to pay to DLJ the fees and expenses referred to in clauses (i)(c) and (ii) of the first sentence of this paragraph, (ii) the Trust shall have no liability or obligation to DLJ with respect to the indemnification, reimbursement and contribution obligations set forth in Schedule I attached hereto, and (iii) DLJ shall look solely to the Company with respect to such matters as contemplated by the Company's agreement on the last page of this Agreement.

          The compensation referred to in clause (i)(c) above shall be payable in cash at consummation of each Transaction. For purposes of this Agreement, a Transaction shall be deemed to have been consummated upon (i) each consummation of a sale of Shares, and (ii) upon consummation of a merger or consolidation of the Company or any affiliate with another person.

          In the event that the consideration received in a Transaction is paid in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating our additional compensation, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Transaction; provided, that if such consideration includes securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such consummation.

          The Trust will use its reasonable best efforts to cause the Company to make available to DLJ all financial and other information concerning the business and operations of the Company that DLJ reasonably requests as well as any other information relating to any Transaction prepared by, or in the possession of, the Trust or any of its other advisors. In performing its services hereunder DLJ shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Trust or its advisors, the Company or its advisors or an acquiror or potential acquiror or its advisors and shall not in any respect to responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct an appraisal of assets or liabilities. To the extent consistent with legal requirements, all information given to DLJ by the Trust or the Company, unless publicly available or otherwise available to DLJ without restriction or breach of any confidentiality agreement, will be held by DLJ in confidence and will not be disclosed to anyone other than DLJ's agents and advisors without the Trust's or Company's, as the case may be, prior approval or used for any purpose other than those referred to in this Agreement.

          Any advice, written or oral, provided by DLJ pursuant to this Agreement will be treated by the Trust as confidential, will be solely for the information and assistance of the Trust in connection with its consideration of the Transaction and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent, such consent not to be unreasonably withheld; provided that such advice may be disclosed (i) or referred to in any filing made by the Trust with the Bankruptcy Court for the Northern District of Illinois, Eastern Division, (ii) in connection with any legal proceedings relating to the transaction contemplated by this Agreement to which the Trust or any of its trustees is a party or (iii) pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee, in each case, provided that the form and substance of any reference to DLJ or its advice is reasonably acceptable to DLJ and its counsel. In the event that the Trust or any of its Trustees receives a request to disclose any such advice under such subpoena or order, it will (a) promptly notify DLJ thereof, (b) consult with DLJ on the advisability of taking steps to resist or narrow such request, and (c) if disclosure is required or deemed advisable, reasonably cooperate with DLJ in any attempt that DLJ may take to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the advice or opinion.

          In order to coordinate our efforts with respect to a possible Transaction satisfactory to the Trust, during the period of our engagement hereunder neither the Trust, nor any representative thereof (other than DLJ) will, and the Trust will use its reasonable efforts to cause the Company and its representatives not to, initiate discussions regarding a Transaction except through DLJ. In the event the Trust or its management receives an inquiry regarding a Transaction, it will promptly advise DLJ of such inquiry in order that we may evaluate such prospective purchaser and its interest and assist the Trust in any resulting negotiations.

          This Agreement may be terminated by either the Trust or DLJ upon receipt of written notice to that effect by the other party. Upon any termination or expiration of this Agreement, DLJ will be entitled to prompt payment of all fees accrued prior to such termination or expiration and reimbursement of all out-of-pocket expenses as described above. The indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

          In addition, if at any time prior to twelve months after the termination or expiration of this Agreement a Transaction is consummated with any party contacted by us regarding a Transaction during the period of our engagement, DLJ will be entitled to payment in full of the compensation described in the third paragraph of this Agreement.

          It is understood that if the Trust or the Company completes a transaction in lieu of any Transaction in which the Trust receives value in respect of all or a portion of the Shares, either during the term of this Agreement or at any time prior to twelve (12) months after termination or expiration of this Agreement, for which DLJ is entitled to compensation pursuant to this Agreement (including, but not limited to, a recapitalization or a partial or complete liquidation), DLJ and the Trust will in good faith mutually agree upon acceptable compensation for DLJ taking into account, among other things, the results obtained and the custom and practice of investment bankers of international standing acting in similar transactions.

          Please note that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or on the accounts of customers, in debt or equity securities or bank or other senior debt of the Company or other entities that may be involved in the Transaction. We recognize our responsibility for compliance with Federal laws in connection with any such activities.

          The Trust acknowledges and agrees that DLJ has been retained solely to provide the advice or services set forth in this Agreement. DLJ shall act as an independent contractor, and any duties of DLJ arising out of its engagement hereunder shall be owed solely to the Trust.

          This Agreement shall be binding upon and inure to the benefit of the Trust, DLJ, each Indemnified Person (as defined in Schedule I) and their respective successors and assigns.

          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

          The Trust irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this letter (including
Schedule I). The Trust hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Trust shall be effective service of process for any action, suit or proceeding brought in any such court. The Trust irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Trust agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Trust and may be enforced in any other courts to whose jurisdiction the Trust is or may be subject, by suit upon such judgment.

          Notwithstanding any other provision of this Agreement or Schedule I hereto, there shall be no recourse under this Agreement or Schedule I hereto against any Trustee, officer, employee, or agent of the Trust (or any assets of any such person) with respect to any obligation or agreement contained in, or otherwise in connection with, this Agreement or Schedule I hereto, it being understood and agreed by DLJ that any and all recourse under this Agreement and
Schedule I hereto shall be limited to the Trust and its assets.

          If any term, provision, covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.

                                   Very truly yours,

                                   DONALDSUN, LUFKIN & JENRETTE SECURITIES
                                   CORPORATION



                                   By:_____________________________________
                                       Ramsey Frank
                                       Managing Director

Accepted and agreed to
this 30th day of March, 1998

UNR ASBESTOS-DISEASE CLAIMS TRUST



By:_______________________________
   Mr. Jack Laeri
   Trustee Chairman

          In the event that a Transaction involving the sale of any shares of the Company not owned by the Trust, including, without limitation, though a merger, consolidation, any other business combination or tender offers, shall be approved by the Board of Directors of the Company (a "Company Transaction Approval"), (i) the Company agrees to pay DLJ (or to reimburse to the Trust to the extent already paid to DLJ by the Trust) (x) a cash fee upon consummation of such Transaction of one percent (1.00%) of the aggregate value of outstanding common stock of the Company (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the Transaction (less the aggregate amount paid by the Trust pursuant to clauses (i)
(a) and (i) (b) of the first sentence in the third paragraph of this Agreement) and (y) all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement hereunder, whether or not a Transaction is consummated, and (ii) the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof.

          The value per share of common stock of the Company, for purposes of calculating additional compensation, shall be (i) in the event the consideration for such common stock is in the form of cash and/or securities with an existing public trading market (including any such securities subject to resale restrictions), such value shall be determined by the amount of cash to be paid per share of common stock being acquired and/or the last sales price for such securities on the last trading day thereof prior to the consummation of the Transaction, or otherwise, (ii) the fair market value thereof, as the DLJ and the Company hereto shall mutually agree, on the day prior to the consummation of the Transaction.

                                   ROHN INDUSTRIES, INC.



                                   By:_____________________________________
                                      Name:
                                      Title:

                                   SCHEDULE I

          This Schedule I is a part of the letter agreement dated March 27, 1998 by and among the UNR Asbestos-Disease Claims Trust (the "Trust"), Rohn Industries, Inc. (the "Company") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") (the "Agreement").

          For purposes of this Schedule I, "Indemnitor" shall mean (i) the Company, if there has been a Company Transaction Approval (as defined in the Agreement), and (ii) the Trust if there has not been a Company Transaction Approval.

          The Indemnitor agrees to indemnify and hold harmless DLJ and its affiliates, and the respective directors, officers, agents and employees of DLJ and its affiliates (DLJ and each such entity or person, an "Indemnified Person") from and against any losses, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that the Indemnitor will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above.

          Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Indemnitor in writing; provided that failure so to notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have on account of this indemnity or otherwise, except to the extent the Indemnitor shall have been materially prejudiced by such failure. The Indemnitor shall, if requested by DLJ, assume the defense of any such Action including the employment of counsel reasonably satisfactory to DLJ. Any Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Indemnitor has failed promptly to assume the defense and employ counsel after having been requested to do so or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Indemnitor, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnitor; provided that the Indemnitor shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Indemnitor shall not be liable for any settlement of any Action effected without its written consent. In addition, the

Indemnitor will not, without prior written consent of DLJ, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

          In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Indemnitor shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Indemnitor, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Indemnitor, on the one hand, and DLJ, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Indemnitor contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by DLJ pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Indemnitor, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as
(a) the total value paid or contemplated to be paid or received or contemplated to be received by the Indemnitor, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to DLJ under this Agreement.

          The Indemnitor and the Company also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Indemnitor or the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Indemnitor or the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

          The reimbursement, indemnity and contribution obligations of the Indemnitor set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.